Exhibit 99.1

Marina Biotech, Inc. Announces Third Quarter 2011

Financial Results

Highlights Third Quarter and Recent Corporate Accomplishments

Bothell, WA., November 10, 2011 – Marina Biotech, Inc. (NASDAQ: MRNA), a leading oligonucleotide-based drug discovery and development company, today reported financial results for the three and nine months ended September 30, 2011, and highlighted recent corporate accomplishments.

“With the recent in vivo confirmation that our proprietary Conformationally Restricted Nucleotide (CRN) chemistry can be used to create stable, high affinity, single-stranded oligonucleotides for therapeutic use, I believe we have established the single broadest oligonucleotide drug discovery platform in the industry,” stated J. Michael French, President and CEO of Marina Biotech, Inc. “This drug discovery engine allows us to capitalize on the advantages of modulating mRNA and microRNA targets with single- or double-stranded constructs as well as delivery options ranging from simple saline to liposomal and bacterial-based delivery systems. The breadth of these therapeutic modalities is unique to Marina Biotech and places us in a strong position to harness the power of nucleic acid-based therapeutics for ourselves and our partners’ programs. Our progress in building this drug discovery platform has been steady over the past year and thus far extremely successful. We now believe we are one of the strongest potential partners for pharma companies in the sector and expect to be able to establish one or more partnerships in the coming year.”

“As for our own program, we continue to make good progress with the START-FAP clinical trial and expect to dose patients in Cohort 2 early in 2012,” continued Mr. French. “Also, in addition to our clinical and scientific progress, we have recently closed three transactions that have improved our cash position, reduced our cash outflows and provided access to additional capital to continue our research and development activities.”

FINANCIAL RESULTS

Net loss

Net loss for the third quarter of 2011 was approximately $4.4 million or $0.05 per share, compared to approximately $8.3 million or $0.39 per share for the same period of 2010. For the nine months ended September 30, 2011, net loss was approximately $11.6 million, or $0.22 per share, compared to approximately $21.9 million, or $1.45 per share for the same period of 2010.

Revenue

Revenue was approximately $0.3 million and $0.6 million for the third quarter and year-to-date periods ended September 30, 2011, respectively, compared to $1.1 million and $1.5 million for the same periods of 2010. The 2010 periods included approximately $0.8 million in revenue relating to the sale of our former intranasal carbetocin program for the treatment of autism.

Expenses

Research and development (“R&D”) expenses were approximately $3.0 million and $9.1 million for the third quarter and year-to-date periods of 2011, compared to $7.5 million and $14.9 million for the same periods of 2010. The third quarter of 2010 included approximately $3.8 million in patent license fees, all of which was paid in company stock, to acquire the SMARTICLES(R) liposomal-based delivery system of Novosom AG of Halle, Germany.

Selling, general and administrative (“SG&A”) expenses for the third quarter were $1.9 million compared to $4.0 million for the same period of 2010. The decrease of approximately 53% in the third quarter of 2011 compared to 2010 was primarily a result of merger-related costs relating to our acquisition of Cequent Pharmaceuticals which were incurred in the third quarter of 2010. In the year-to-date period, SG&A expenses decreased approximately 26% compared to the same period of 2010.

Interest and Other Expense

We did not incur any interest and other expense in 2011. We recorded interest and other expense of approximately $0.3 million and $1.6 million in the third quarter and first nine months of 2010, respectively, which related primarily to the non-cash amortization of debt issuance costs and debt discount resulting from the fair value of price adjustable warrants issued to note holders.

Other Income/(Expense)

We recorded other income of approximately $1.2 million in the third quarter of 2011 and $4.7 million in the nine months ended September 30, 2011, related to the re-measurement of price-adjustable warrants and subscription investment units required to be classified as liabilities. In 2010, we recorded other income of approximately $2.8 million in the third quarter and $2.7 million in the nine months ended September 30, 2010 relating to these liabilities. The liabilities are re-measured at the end of each accounting period, and increase or decrease with changes in our stock price and other variables in our valuation model.

Balance Sheet

As of September 30, 2011 we had cash of approximately $2.2 million, including $1.2 million in restricted cash, compared to approximately $2.1 million, including $1.0 million in restricted cash, as of December 31, 2010. As a result of our cash position and other factors, we received a “going concern” opinion from KPMG LLP, our independent registered public accounting firm, on our 2010 financial statements, which was included in our 10-K for the 2010 fiscal year.

THIRD QUARTER AND RECENT CORPORATE ACCOMPLISHMENTS

Advanced Clinical Program:

•

Completion of the evaluation of results from Cohort 1 of the Dose Escalation Phase of our START-FAP (Safety and Tolerability of An RNAi Therapeutic in Familial Adenomatous Polyposis) clinical trial with CEQ508 is expected by the end of the year. Cohort 1 consisted of three patients who received the starting dose of 1x10(8) colony forming units (CFU)/day for up to 28 consecutive days. The primary study endpoint is to determine safety and tolerability of CEQ508 in patients with FAP. Dosing of Cohort 2 is expected to begin early next year.

Completed Finance-Related Transactions:

•	Signed a license assignment agreement with Hoffmann-La Roche which provided us with a sizeable one-time inflow of non-dilutive cash.
•	Terminated a lease on an unused facility in Bothell, WA in exchange for stock. This transaction will reduce annual cash outflows by approximately $1 million per year through 2015.
•

Entered into a purchase agreement with Lincoln Park Capital Fund, LLC, a Chicago-based institutional investor, whereby LPC has committed to invest, at our sole option, up to $15 million of equity capital over the next 30 months.

Advanced Nucleic Acid-based Drug Discovery Platform:

•

Established in vivo proof of concept related to the use of CRN-substituted single-stranded RNA oligonucleotides as therapeutic agents including but not limited to miRNA antagonists, miRNA mimetics, aptamers and antisense molecules.

•

Reported in vivo dose-dependent efficacy with a CRN-substituted miRNA antagonist against mir-122 which resulted in up to 5-fold de-repression (i.e. increased regulation of target gene(s)). Doses up to 50 mg/kg/day for three consecutive days were well tolerated.

•

Reported and presented data from a collaboration which demonstrated that our SMARTICLES® delivery technology inhibited tumor growth in an orthotopic liver tumor model. In the studies, a miRNA mimetic formulated in SMARTICLES demonstrated inhibition of tumor growth, as indicated by a decrease in a systemic tumor biomarker, alpha-feto protein, and a decrease in tumor weight of greater than 80%. The formulations were well tolerated with a 3 mg/kg/day, eight dose, 14 day treatment regimen.

Expanded and Strengthened Management Team:

•	Appointed Richard T. Ho, M.D., Ph.D. to newly created position of Executive Vice President, Research and Development.
•	Named Philip C. Ranker as Interim Chief Financial Officer.
•	Appointed Barry Polisky, Ph.D. as Chair of the Company’s Scientific Advisory Panel and Distinguished Scientist.
•	Promoted Michael V. Templin, Ph.D. to newly created position of Senior Vice President and Chief Technology Officer.
•	Named Alan W. Dunton, M.D. as consulting Chief Medical Officer.

Advanced Intellectual Property Portfolio:

•

Continued to advance our global intellectual property portfolio which now includes 68 issued or allowed patents; 40 U.S. patent applications; 161 foreign patent applications; and 7 PCT applications providing broad coverage for siRNAs, chemistry, delivery and gene targets:

o	Announced that the U.S. Patent and Trademark Office issued a Notice of Allowance for patent application U.S. 11/955,207 with claims that cover a library of over 1x10(15) novel peptides generated by our proprietary Trp Cage Phage Display Library.

Presented at Scientific and Investor Meetings and Conferences:

•	Presented at the following scientific meetings: Global Technology Community (GTC), 2nd RNAi Research & Therapeutics Conference.
•	Presented at the following investor and partnering meetings: Rodman & Renshaw Annual Global Investment Conference and the 10th Annual BIO Investor Conference.

About Marina Biotech, Inc.

Marina Biotech is a biotechnology company focused on the development and commercialization of oligonucleotide-based therapeutics utilizing multiple mechanisms of action including RNA interference (RNAi) and messenger RNA translational blocking. The Marina Biotech pipeline currently includes a clinical program in Familial Adenomatous Polyposis (a precancerous syndrome) and two preclinical programs — in bladder cancer and malignant ascites. Marina Biotech entered into an exclusive agreement with The Debiopharm Group for the development and commercialization of the bladder cancer program. Marina Biotech’s goal is to improve human health through the development of RNAi- and oligonucleotide-based compounds and drug delivery technologies that together provide superior therapeutic options for patients. Additional information about Marina Biotech is available at http://www.marinabio.com.

Marina Biotech Forward-Looking Statements

Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Marina Biotech to obtain additional funding; (ii) the ability of Marina Biotech to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) the ability of Marina Biotech and/or a partner to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) the ability of Marina Biotech and/or a partner to obtain required governmental approvals; and (v) the ability of Marina Biotech and/or a partner to develop and commercialize products prior to, and that can compete favorably with those of, competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Marina Biotech’s most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. Marina Biotech assumes no obligation to update and supplement forward-looking statements because of subsequent events.

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Contact:

Marina Biotech, Inc.:

Phil Ranker

Interim Chief Financial Officer

(425) 908-3615

pranker@marinabio.com

MARINA BIOTECH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2011	2010	2011
	(Unaudited)
License and other revenue	$1,130	$286	$1,507	$629

Operating expenses:
Research and development	7,500	2,955	14,936	9,077
Selling, general and administrative	3,956	1,852	8,763	6,503
Restructuring	460	1,104	746	1,390

Total operating expenses	11,916	5,911	24,445	16,970

Loss from operations	(10,786)	(5,625)	(22,938)	(16,341)
Other income (expense):
Interest and other expense	(292)	—	(1,616)	—
Change in fair value price of adjustable warrants and subscription investment units	2,806	1,238	2,691	4,704

Net loss	$(8,272)	$(4,387)	$(21,863)	$(11,637)

Basic and diluted net loss per share:
Net loss per common share — basic and diluted	$(0.39)	$(0.05)	$(1.45)	$(0.22)

Shares used in computing net loss per share – basic and diluted	20,982	80,405	15,045	52,477

Selected Balance Sheet Data (In Thousands)	December 31, 2010	September 30, 2011
	(Unaudited)
Cash (includes restricted cash of $1,017 and $1,157, respectively)	$2,083	$2,201
Accounts Receivable	59	10
Property and Equipment and Other Assets	4,567	3,190
Intangible Assets	22,734	22,734

Total Assets	29,443	28,135

Fair Value Liabilities for Price Adjustable Warrants and Subscription Investment Units	3,266	5,495
Accounts Payable	3,922	2,197
Accrued Payroll and Employee Benefits	781	1,075
Other Accrued Liabilities and Accrued Restructuring	1,685	496
Deferred Revenue	34	514
Deferred Tax Liabilities	1,202	1,202
Other Non-Current Liabilities	1,384	1,281

Total Liabilities	12,274	12,260

Accumulated Deficit	(290,770)	(302,407)